Exhibit 5.1

599 LEXINGTON AVENUE

NEW YORK, NY 10022-6069

+1.212.848.4000

August 15, 2022

SPX Technologies, Inc.

6325 Ardrey Kell Road

Suite 400

Charlotte, NC 28277

Re: Post-Effective Amendments to the Registration Statements on Form S-8

Ladies and Gentlemen:

We have reviewed the Post-Effective Amendments (the “Amendments”) to each of the Registration Statements on Form S-8 filed by SPX Corporation, a Delaware corporation (“SPXC”), Registration Statement Nos. 333-231324, 333-206695, 333-186817, 333-139352, 333-139351, 333-109112, 333-106897, 333-69252, 333-69250, 333-82645, 333-70245, 333-29855 and 333-29843 (collectively, the “Registration Statements”), to be filed by SPX Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”).

In connection with the holding company reorganization, the Company has become the successor issuer to SPXC. We have acted as special counsel to the Company, in connection with (i) the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 11, 2022, by and among the Company, SPXC and SPX Merger LLC, a Delaware Corporation (“SPX LLC”), pursuant to which (A) SPXC merged with and into SPX LLC, with SPX LLC continuing as the surviving entity and as a direct wholly-owned subsidiary of the Company (the “Merger”) and (B) the Company assumed (including sponsorship of) (1) SPX 2019 Stock Compensation Plan (f/k/a the SPX Corporation 2019 Stock Compensation Plan), (2) SPX 2002 Stock Compensation Plan (f/k/a the SPX Corporation 2002 Stock Compensation Plan (as Amended and Restated), and formerly known as the SPX Corporation 1992 Stock Compensation Plan), (3) SPX Retirement Savings and Stock Ownership Plan (f/k/a the SPX Corporation Retirement Savings and Stock Ownership Plan) (the “Retirement Plan”), together with an indeterminate amount of interests to be offered or sold pursuant to the Retirement Plan (“Plan Interests”), and (4) SPX 2006 Non-Employee Directors’ Stock Incentive Plan (f/k/a the SPX Corporation 2006 Non-Employee Directors’ Stock Incentive Plan) (collectively, the “Plans”), and (ii) the preparation of the Amendments to be filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Act”), relating to the Company’s adoption of Registration Statements as the successor issuer to SPXC pursuant to Rule 414 under the Act.

The Registration Statements, as amended by the Amendments, relate to up to a total of 18,817,282 shares of SPXC’s common stock, par value $0.01 per share (“SPXC Common Stock”), and an indeterminate number of Plan Interests, authorized for issuance under the Plans and a total aggregate offering price of $460,000,000 for share allocation under the Retirement Plan.  Pursuant to the Merger Agreement, upon the effectiveness of the Merger, each issued and outstanding share of SPXC Common Stock held immediately prior to the Merger automatically converted into a right to receive an equivalent corresponding share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), having the same designations, rights, powers and preferences and the qualifications, limitations, and restrictions as the corresponding shares of SPXC Common Stock being converted (the “Shares”).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares and Plan Interests shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Merger Agreement, the Amendments and the Plans, assuming in each case that the individual grants or awards under the Plans are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares and Plan Interests will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act and is for your benefit in connection with the Amendments and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Amendments.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

Shearman & Sterling LLP